Exhibit 99.2

GUESS?, INC. ANNOUNCES UPCOMING INVESTOR DAY

LOS ANGELES, November 26, 2019 - Guess?, Inc. (NYSE: GES) today announced details of its Investor Day to be held at the InterContinental Times Square in New York City on Tuesday, December 3, 2019 at 9:30am Eastern Time. During the event, the Management Team from Guess will provide an overview of the Company’s long-term strategies and key initiatives to deliver global expansion, profit growth and value creation.

The Investor Day meeting will also be available via live webcast, which interested parties will be able to access at investors.guess.com. For those unable to listen to the live webcast, an archived version will also be available at the same location.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of November 2, 2019, the Company directly operated 1,174 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 569 additional retail stores worldwide. As of November 2, 2019, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.